Exhibit 99.1

For Immediate Release

TETRA TECHNOLOGIES, INC.

ANNOUNCES THIRD QUARTER 2005 EARNINGS OF $0.17 PER SHARE

October 31, 2005 (The Woodlands, Texas), TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) today announced that its third quarter 2005 earnings before discontinued operations were $0.17 per share, fully diluted. The $0.17 per share corresponds to the fully diluted $0.14 per share income before discontinued operations reported in the third quarter of 2004 (all financial data in the text portion of this release are before discontinued operations and per share data is fully diluted).

Consolidated revenues for the quarter ended September 30, 2005, were $122,510,000 versus the $89,923,000 reported in the third quarter of 2004. Gross profit margins were $27,459,000 (22.4%) in the third quarter of 2005 versus the $22,193,000 (24.7%) reported in the comparable period of 2004. Income before discontinued operations was $6,197,000 in the third quarter of 2005 and $5,123,000 in the third quarter of 2004. Net income was $6,197,000 in 2005’s third quarter versus $5,120,000 in the comparable period in 2004.

Consolidated results per share for the third quarter of 2005 were earnings of $0.17 with 36,287,000 weighted average diluted common shares outstanding versus $0.14 with 35,592,000 weighted average diluted common shares outstanding in the third quarter of 2004.

Divisional pretax earnings for the third quarter of 2005 versus the third quarter of 2004 were: Fluids – $6,233,000 in 3Q 2005 and $3,187,000 in 3Q 2004; Well Abandonment & Decommissioning (WA&D) – $2,618,000 in 3Q 2005 and $5,652,000 in 3Q 2004; and, Production Enhancement – $7,077,000 in 3Q 2005 and $3,047,000 in 3Q 2004.

Geoffrey M. Hertel, President and Chief Executive Officer, stated, “The short term results from Hurricanes Katrina and Rita were to reduce operating profits in this quarter. Prior to September, the quarter’s earnings were above our budgeted levels. In September, TETRA actually lost money; primarily due to a combination of lost sales, continuing fixed costs, hurricane mobilization costs, equipment repositioning, storm losses in excess of insurance coverage, payments to assist employees in recovery from storm effects, assessment of damages and costs of repairs incurred up to the insurance deductibles. These storms primarily affected our domestic fluids, abandonment and decommissioning operations and Maritech production. We believe that the long term impact of the storms has been to create an unprecedented demand for our WA&D Division.

“The storms had a dramatic impact on third quarter profitability. However, the strength of our underlying businesses was also reflected in the quarterly earnings. Third quarter pretax earnings for the Fluids Division were up 95.6% versus the third quarter of 2004, even though the Gulf of Mexico (GOM) hurricanes affected almost half of the quarter. Similarly, Production Enhancement Division pretax earnings were up 132.3% in the third quarter, as compared to 2004. Our WA&D Division earnings were dramatically impacted by the hurricanes for about half of the third quarter. In this Division, earnings were reduced by 53.7% versus the third quarter of 2004. However, the underlying strength of the well abandonment and decommissioning market is reflected in the fact that even with this extensive downtime, WA&D Division profits were up 78% versus the comparable period in 2004, if Maritech operations are excluded. Maritech’s losses were primarily attributable to the added lease operating expenses from recent acquisitions coupled with a significant storm related temporary reduction in production.

“Our fluid sales in the GOM (our largest market) were greatly reduced in late August and all of September due to the hurricanes. Three of our blending plants were damaged by the storms. The Fourchon and Cameron facilities are back in operation. Our Venice facility incurred substantial damages and we have not started repairs, as the local infrastructure in Venice has not yet been restored. We believe we can efficiently service our customers from our operational GOM blending facilities.

“We also previously announced that our calcium chloride manufacturing facility at Lake Charles, Louisiana, was shut down due to Rita and a force majeure declared by its primary acid feedstock supplier, Lyondell. Lyondell has now announced that its TDI plant will be closed permanently. TETRA continues to explore other feedstock options for the Lake Charles plant. Fortunately, as a worldwide leader in the manufacturing and marketing of calcium chloride, TETRA has a number of alternative sources of this product.

“Recently, our CBF (clear brine fluid) sales in the GOM have begun to return to ‘normal.’ Our 2006 activity and sales will depend on the number of rigs working, the types of wells drilled and our market share.

“Our Production Enhancement Division experienced a dramatic earnings increase in the third quarter versus the same period in 2004. The continuing growth in Compressco, coupled with an improving testing market, were the primary drivers. Compressco continues its growth, with new revenues from a contract in Mexico escalating that improvement. Testing also is beginning to expand more aggressively in international markets. We expect the impact of this growth to be reflected in future quarters.

“Prior to the storms, our WA&D Division was poised to generate significant growth in 2006 from an improved general market for its services, recent transactions which added up to $250 million of gross well abandonment and decommissioning work and an expected 200% increase in our oil and gas production. The storms further increased the general market for well abandonment and decommissioning services in two ways. First, a reported total of 113 platforms were destroyed in the storms, and others were severely damaged. The cost to abandon and decommission a destroyed platform and its associated wells can be many times the cost of abandoning and decommissioning that same platform before it was damaged. It is possible that the costs to clean up these destroyed platforms will exceed the entire anticipated Gulf Coast market for abandonment and decommissioning for 2006, as had been estimated prior to the storms. Secondly, producing companies in the GOM are reevaluating the risks and rewards of producing older, nominally productive facilities on the continental shelf. It is conceivable that these storms could be the catalyst which escalates the timing of the abandonment of numerous platforms in the GOM. TETRA, with its integrated approach to abandonment and decommissioning, looks forward to offering its customers options regarding their future plans for Gulf of Mexico abandonment and decommissioning.

“The near term impact of the hurricanes on the WA&D Division was to significantly reduce earnings for the third quarter. The Division lost money in September and the combined storm effect caused Maritech to incur a loss for the quarter. In addition to downtime, there was damage to a number of producing platforms and to the Southern Hercules derrick barge. We had previously indicated that Maritech’s production could increase by 200% (from mid year 2005 levels through year end). This increase was anticipated from recently purchased properties and from new wells drilled on previously owned properties. The 200% increase remains our goal. Recently, production increased to 150% of mid year levels. It needs to double from here in order to reach our year end goal. The timing of our anticipated production increases are only modestly affected by damage to our platforms. Instead, it is more a function of damage to host platforms, pipeline infrastructure and third party onshore processing facilities. We should be able to reach our 200% increased production goal, as soon as the condition of these third party facilities permit it. At this time, we believe we can attain our year end goal.

“The Southern Hercules has been refloated from where it had been beached by Katrina. The vessel is undergoing modifications and some repairs, to allow it to more efficiently work on decommissioning projects, especially related to destroyed or damaged platforms. We anticipate that the Southern Hercules could be working in December.

“TETRA remains a significant cash generator, as can be seen from our September 30, 2005 data. Even though Maritech made three material property acquisitions and participated in development drilling, Compressco continued to invest capital for its growth and we endured the costs and downtime associated with two of the largest hurricanes in GOM history, our long term debt is approximately $11 million less than year end 2004. We believe that this cash generation will materially increase in 2006, helping to pay for internal expansion and external acquisitions.

“TETRA is an international company, however its largest concentration of assets is in the Gulf Coast region. Because of the recent hurricanes, our current financial results do not reflect the strength of our markets. We are confident that fourth quarter profits will improve over third quarter levels and that 2006 earnings should significantly exceed 2005 earnings levels,” concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Many of these statements concern the impact of Hurricanes Katrina and Rita. We suffered damage to some of our facilities and our operations are also dependant upon infrastructure owned by third parties. We are uncertain as to the extent of these damages and unable to predict when our full operations will be permitted to resume. Other forward-looking statement contained herein are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Certain Business Risks” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Revenues
Fluids Division	$47,058	$34,479	$162,796	$102,514
WA&D Division	48,261	37,119	144,633	97,551
Production Enhancement Division	27,223	18,386	78,141	44,239
Eliminations and other	(32)	(61)	(140)	(322)
Total revenues	122,510	89,923	385,430	243,982

Gross profit
Fluids Division	11,288	7,078	38,190	21,771
WA&D Division	5,732	9,351	29,962	21,822
Production Enhancement Division	10,435	5,759	29,587	12,436
Eliminations and other	4	5	(4)	(20)
Total gross profit	27,459	22,193	97,735	56,009

General and administrative expense	18,433	14,417	55,593	38,233
Operating income	9,026	7,776	42,142	17,776

Interest expense (income), net	1,408	403	4,320	219
Other expense (income)	(1,223)	(8)	(3,010)	(339)

** Income before taxes and discontinued operations (A)	8,841	7,381	40,832	17,896

Provision for income taxes	2,644	2,258	13,681	5,780

Income before discontinued operations	6,197	5,123	27,151	12,116

Discontinued operations:
Loss from discontinued operations, net of taxes (A)	–	(3)	(270)	(349)

Net income	$6,197	$5,120	$26,881	$11,767

** Income before taxes and discontinued operations
Fluids Division	6,233	3,187	24,080	11,190
WA&D Division	2,618	5,652	19,073	11,717
Production Enhancement Division	7,077	3,047	19,867	6,668
Corporate overhead (includes interest)	(7,087)	(4,505)	(22,188)	(11,679)
Total	8,841	7,381	40,832	17,896

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
	(In Thousands, Except Per Share Amounts)
Basic per share information:
Income before discontinued operations	$0.18	$0.15	$0.80	$0.36
Loss from discontinued operations	–	(0.00)	(0.01)	(0.01)
Net income	$0.18	$0.15	$0.79	$0.35

Weighted average shares outstanding	34,691	33,563	34,149	33,483

Diluted per share information:
Income before discontinued operations	$0.17	$0.14	$0.76	$0.34
Loss from discontinued operations	–	(0.00)	(0.01)	(0.01)
Net income	$0.17	$0.14	$0.75	$0.33

Weighted average shares outstanding	36,287	35,592	35,972	35,496

Depreciation, depletion and amortization (B)	$11,067	$8,763	$32,879	$22,646

(A) Information presented for each period reflects TETRA's Norwegian process services operations as discontinued operations.

(B) DD&A information for 2005 includes oil and gas property impairment under successful efforts accounting.

Balance Sheet	September 30 , 2005	December 31, 2004
	(In Thousands)
Cash	$3,790	$6,103
Accounts receivable, net	105,123	86,544
Inventories	68,894	54,104
Other current assets	13,179	11,145
PP&E, net	359,121	223,020
Other assets	123,823	128,072
Total assets	$673,930	$508,988

Current portion of long-term debt	1	4
Other current liabilities	119,512	60,840
Long-term debt	132,963	143,754
Other long-term liabilities	157,952	68,209
Equity	263,502	236,181
Total liabilities and equity	$673,930	$508,988

Contact:

TETRA Technologies, Inc., The Woodlands, Texas

Geoffrey M. Hertel, 281/367-1983

Fax: 281/364-4346

www.tetratec.com

###